Exhibit 99.1

MyoKardia Announces Appointment of Taylor C. Harris as Chief Financial Officer

SOUTH SAN FRANCISCO, Calif., April 4, 2018 – MyoKardia, Inc. (Nasdaq: MYOK), a clinical-stage biopharmaceutical company pioneering a precision medicine approach for the treatment of heritable cardiovascular diseases, today announced the appointment of Taylor C. Harris as Chief Financial Officer. Mr. Harris brings more than 20 years of finance and life science industry experience to MyoKardia and will lead the finance, accounting, information technology, facilities, corporate communications, and investor relations functions.

Jake Bauer, who has been leading these functions at MyoKardia since 2014 as Senior Vice President, Finance and Corporate Development, has been promoted to the role of Chief Business Officer. In this new position, Mr. Bauer will be responsible for MyoKardia’s corporate and business development and commercial strategy.

“I am thrilled to welcome Taylor to the MyoKardia executive team. His passion for our mission, deep industry experience and leadership in public commercial-stage organizations make him a great addition as we move closer to bringing MyoKardia’s targeted cardiovascular candidates to patients,” said Tassos Gianakakos, MyoKardia’s Chief Executive Officer. “Jake has played an important role in MyoKardia’s growth, building several functions during our evolution from an early-stage startup to an integrated research and development organization. I look forward to his continued contributions in his new role.”

Mr. Harris most recently served as Senior Vice President and Chief Financial Officer of Zeltiq Aesthetics, Inc., until that company’s acquisition by Allergan plc. During that time, he was responsible for global finance, accounting, tax, treasury, investor relations, and information technology functions, as well as the company’s commercial operations, including customer service, product support, and inside sales. Prior to Zeltiq, Mr. Harris served as Vice President and Chief Financial Officer at Thoratec Corporation (acquired by St. Jude Medical, Inc.) Prior to joining Thoratec, Mr. Harris worked at JPMorgan Chase & Co. for over a decade in several capacities, including as a Vice President in the firm’s Healthcare Investment Banking and Equity Research departments. Mr. Harris holds a Bachelor of Arts in Physics and Economics from the University of North Carolina at Chapel Hill, where he studied as a Morehead-Cain Scholar.

About MyoKardia

MyoKardia is a clinical-stage biopharmaceutical company pioneering a precision medicine approach to discover, develop and commercialize targeted therapies for the treatment of serious and rare cardiovascular diseases. MyoKardia’s initial focus is on the treatment of heritable cardiomyopathies, a group of rare, genetically driven forms of heart failure that result from biomechanical defects in cardiac muscle contraction. MyoKardia has used its precision medicine platform to generate a pipeline of therapeutic programs for the chronic treatment of two of the most prevalent forms of heritable cardiomyopathy – hypertrophic cardiomyopathy (HCM), and dilated cardiomyopathy (DCM). MyoKardia’s most advanced product candidate is mavacamten (formerly MYK-461), a novel, oral, allosteric modulator of cardiac myosin intended to reduce hypercontractility. Mavacamten is advancing into a pivotal Phase 3 clinical trial, known as EXPLORER-HCM in patients with symptomatic, obstructive HCM. MyoKardia is also developing mavacamten in a second indication, non-obstructive HCM, in the Phase 2 MAVERICK clinical trial. MYK-491, MyoKardia’s second product candidate, is designed to increase cardiac output in DCM patients by increasing the overall extent of the heart’s contraction cardiac contractility. MyoKardia is currently evaluating MYK-491 in a Phase 1b study in DCM patients. A cornerstone of the MyoKardia platform is the Sarcomeric Human Cardiomyopathy Registry (SHaRe), a multi-center, international repository of clinical and laboratory data on individuals and families with genetic heart disease, which MyoKardia helped form in 2014. MyoKardia’s mission is to change the world for patients with serious cardiovascular disease through bold and innovative science.